Exhibit 99.1


          SHAREHOLDERS OF MILLENNIUM INDIA ACQUISITION COMPANY APPROVE MILLENNIUM'S ACQUISITION OF MINORITY EQUITY INTEREST IN SMC GROUP



New York, New York - January 18, 2008 - MILLENNIUM INDIA ACQUISITION COMPANY, INC. (AMEX:MQC) today announced that its stockholders had approved Millennium's acquisition of a minority equity interest in each of SMC Global Securities Ltd. and SAM Global Securities Ltd. Closing of the acquisition transaction is expected to take place in the next several days.

In addition to approving the acquisition transaction, Millennium's shareholders approved all other proposals voted upon at Millennium's special meeting of shareholders that was convened on January 17, 2008.

A total of 846,225 shares issued in Millennium's initial public offering were cast in opposition to the acquisition transaction and elected to be converted into a pro rata portion of the proceeds from the initial public offering held in trust, representing approximately 11.46% of the shares issued in the initial public offering. Cash in the amount of approximately $6.7 million (representing $7.96 per share) will be paid to these shareholders.

About Millennium

Millennium is a closed-end mutual fund registered under the Investment Company Act of 1940, as amended.

For further information, contact:

F. Jacob Cherian
President & Chief Executive Officer
Millennium India Acquisition Company, Inc.
(212) 681-6763